Exhibit 99.1

Contact: Jim Radosevich
 Vice President, Corporate Finance & Investor Relations
  Phone: 847-304-5800; email - jim.radosevich@clarkconsulting.com

Clark Consulting Reports Third Quarter Results

Barrington, IL, October 26, 2006 - Clark Consulting (NYSE: CLK) a national firm dedicated to helping companies keep their best people through integrated compensation, benefits and funding solutions, today announced its third quarter results.

Third Quarter Overview

•	Total revenue was $64.5 million, an increase of 5.9% from last year’s third quarter

•	First-year revenue totaled $36.5 million, up 19.7% from third quarter 2005

•	Operating income was $5.2 million, as compared to $5.6 million for third quarter 2005

•	Cash earnings were $5.5 million and cash EPS totaled $0.30 (see definitions below), as compared to $5.3 million, or $0.29 per share, in third quarter 2005

•	The Company renewed its senior credit facility, extending the revolver agreement to December 31, 2009 and increasing its borrowing capacity to $111.6 million

•	The Company acquired Baden Retirement Plan Services, LLC, a third-party administrator of qualified benefit plans

•	The “COLI Best Practices” legislation was enacted into law during the third quarter, positively affecting The Corporate-Owned and Bank-Owned Life Insurance industry

Financial Summary of Operations ($ in millions except EPS and Cash EPS)
Income Statement Highlights
	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Total revenue	$ 64.5	$ 60.9	$ 200.3	$ 196.3
Operating income	5.2	5.6	17.2	20.3
Net income	0.1	0.2	0.9	4.1
EPS (diluted)	$ 0.01	$ 0.01	$ 0.05	$ 0.22
Cash Earnings [1]	5.5	5.3	16.6	19.8
Cash EPS [2]	$ 0.30	$ 0.29	$ 0.93	$ 1.07
Balance Sheet Highlights
		As of	9/30/06	12/31/05
Unrestricted Cash			$ 8.5	$ 5.1
Restricted Cash [3]			6.5	7.8
Trust Preferred Debt			45.0	45.0
Other Recourse Debt			15.4	5.7
Non-Recourse Debt [4]			241.2	254.6
Debt/Capitalization ratio excluding non-recourse debt			18.3%	15.8%
Total Debt/Capitalization ratio			52.7%	53.1%

1 Net Income plus depreciation, amortization, intangible asset impairment, and FAS 123R equity-based compensation expense. A full reconciliation from Net Income to Cash Earnings is provided in the attached tables.

2 Cash Earnings divided by weighted average diluted shares outstanding. Reconciliation from Earnings per Diluted Share to Cash Earnings per Diluted Share is provided in the attached tables.

3 Cash designated for the Company’s securitization payments

4 Debt incurred as a result of a securitization of specified inforce revenues, which is non-recourse to the Company’s general assets

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The Company reported third quarter 2006 revenue of $64.5 million, an increase of 5.9% from the third quarter of 2005. First-year revenue (first year commission revenue and consulting revenue) was $36.5 million, as compared to $30.5 million in third quarter 2005. The increase in first-year revenue was primarily attributable to the performance of the Company’s Corporate Solutions group, which derives the majority of its revenue from insurance-based sales. Renewal revenue was $27.9 million, down 8.1% as compared to the third quarter of 2005. Renewal revenue is expected to be approximately 4% lower in 2006 as compared to the previous year due to the scheduled reduction in commission rates on existing inforce business. Renewal revenue is currently down 1.9% on a year-to-date basis as compared to the same period in 2005.

Commission expense was $12.8 million, or 19.9% of revenue during the quarter, compared to $10.8 million, or 17.7% of revenue for the same period in 2005. The increase in the third quarter 2006 commission expense was primarily attributable to the larger percentage of total commission revenue from first-year commissions, which has higher commission expense than renewal commission revenue. Third quarter 2006 commission expense also includes $600 thousand associated with the Company’s recently acquired wholesale medical stop loss insurance unit. Operating expense for the period was $42.6 million, up from $40.7 million for the prior year period. This increase partially reflects $600 thousand of costs in the Clark Benson start-up operations and expense from the businesses acquired late in 2005 and in 2006.

Operating income decreased 6.8% to $5.2 million, as compared to $5.6 million in the same period last year. Net income was $0.1 million, or $0.01 per diluted share, which was relatively flat with a net income of $0.2 million, or $0.01 per diluted share, in third quarter 2005. Third quarter 2006 net income reflects approximately $120 thousand of income tax benefit from adjustments associated with the annual filing of the Company’s federal income tax return.

Cash earnings were $5.5 million, or $0.30 per diluted share, for the quarter as compared to $5.3 million, or $0.29 per diluted share, for third quarter 2005. Management believes cash earnings are an important component to understanding the Company’s financial performance, because of the significant discrepancy between Clark’s GAAP earnings and cash earnings relative to many companies, and because cash earnings are indicative of the Company’s ability to finance its operations and capital initiatives.

“We experienced a healthy increase in our first-year commission revenue in the quarter, with $14.7 million generated in the period, compared to $9.5 million from the same period last year. This has been our number one challenge for the past few years. The momentum in first-year commission revenue will be especially important heading into our busiest quarter of the year,” stated Tom Wamberg, Chairman and CEO of Clark Consulting. “Given that our second and third quarters are historically weak; our performance in the final quarter will go a long way in determining the success of the year.”

Recently, the SEC has issued private comment letters to certain registrants regarding its interpretation of Statement of Accounting Standards No. 133 “Accounting for Derivative Instruments and Hedging Activities” related to the accounting for interest rate swaps that are treated as hedges of trust preferred securities. The Company has not been contacted by the SEC on this matter, but is proactively approaching the SEC to resolve this issue. Should the SEC require the Company to revise its accounting for interest rate swaps that are treated as hedges of trust preferred securities, the net impact is expected to increase retained earnings as of September 30, 2006 and December 31, 2005, and would decrease income reported for the 3 months and 9 months ended September 30, 2006. These would be non-cash adjustments to the Company’s financial statements. Further, the Company would be required to mark the interest rate swaps to market each quarter through the income statement rather than recording the change in fair value of its interest rate swaps in other comprehensive income on the balance sheet, which would increase the volatility of the Company’s reported interest expense. In addition, on September 13, 2006 the SEC released Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Mistatements when Quantifying Misstatements in Current Year Financial Statements”(“SAB 108”). The Company is currently reviewing the impact of SAB 108 which has not yet been determined.

A conference call discussing the Company’s third quarter 2006 results will take place this morning, October 26th, 2006 at 10:00am CDT. The call will be webcast live and can be listened to by accessing the Company’s website at www.clarkconsulting.com.

Founded in 1967, Clark Consulting is a firm with expertise in executive compensation and benefit design, funding and plan administration. With more than 3,800 corporate, banking and healthcare clients, the Company’s mission is helping companies keep their best people.

All statements other than statements of historical fact included in this news release are forward-looking statements. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. These statements are not a guarantee of future performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as difficulties associated with changes in tax legislation, dependence on key consultants, the Company’s dependence on persistency of existing business, credit risk related to renewal revenue, acquisition risks such as our ability to integrate acquired businesses, competitive factors and pricing pressure, dependence on certain insurance companies, changes in legal and regulatory requirements, general economic conditions and such other factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2005 as filed with the Securities and Exchange Commission. Such statements reflect the current views of the Company’s management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph. The Company has no intention, and disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise. Further information may be obtained at the Company’s Internet site: http://www.clarkconsulting.com.

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CLARK, INC.
BALANCE SHEET
UNAUDITED
($ in thousands except share amounts)
	September 30,	December 31,
	2006	2005

ASSETS
Current Assets
Cash and cash equivalents	$8,466	$5,077
Restricted cash	6,542	7,799
Accounts and notes receivable, net	30,757	36,893
Prepaid income taxes	2,783	3,845
Other current assets	2,919	3,527
Total Current Assets	51,467	57,141

Intangible Assets, net	582,010	582,544
Equipment and Leasehold Improvements, net	11,986	12,276
Other Assets	25,487	22,552
Total Assets	$670,950	$674,513

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$4,422	$4,243
Accrued liabilities	39,211	40,051
Deferred revenue	3,754	2,469
Deferred tax liabilities	96	186
Recourse debt maturing within one year	1,540	3,730
Non-recourse debt maturing within one year	14,185	16,299
Total Current Liabilities	63,208	66,978

Trust Preferred Debt	45,000	45,000
Long-Term Recourse Debt	13,829	1,998
Long-Term Non-Recourse Debt	227,009	238,296
Deferred Tax Liabilities	32,442	33,022
Deferred Compensation	11,636	11,443
Other Non-Current Liabilities	7,403	7,758
Total Liabilities	400,527	404,495

Stockholders' Equity
Common stock	191	189
Paid-in capital	197,539	195,531
Retained earnings	91,819	94,103
Other comprehensive income (loss)	285	383
Deferred compensation	3,278	2,746
Treasury stock	(22,689)	(22,934)
Total Stockholders' Equity	270,423	270,018
Total Liabilities and Stockholders' Equity	$670,950	$674,513

CLARK, INC.
INCOME STATEMENT
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

First year commission revenue	$14,692	$9,543	$41,217	$39,392
Renewal commission revenue	27,937	30,394	95,446	97,318
Consulting revenue	21,838	20,969	63,655	59,590
Total revenue	64,467	60,906	200,318	196,300
Commissions and fees	12,830	10,806	41,456	38,942
General and administrative	42,640	40,675	130,366	125,542
Amortization	3,799	3,848	11,314	11,535
Operating Income	5,198	5,577	17,182	20,281
Interest income	160	154	459	425
Interest expense	(5,398)	(5,468)	(16,370)	(16,464)
Other income/(expense)	(6)	1	(5)	1,616
Pre-tax income/(loss)	(46)	264	1,266	5,858
Income tax expense/(benefit)	(139)	107	395	1,727
Net Income	$93	$157	$871	$4,131

Basic net income per common share
Net income	$0.01	$0.01	$0.05	$0.23
Weighted average shares	17,845,848	18,130,513	17,760,154	18,267,066
Diluted net income per common share
Net income	$0.01	$0.01	$0.05	$0.22
Weighted average shares	18,019,167	18,271,707	17,894,770	18,412,062

CLARK, INC.
INCOME STATEMENT DETAIL
UNAUDITED
($ in thousands except share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Corporate Solutions (1)
First year commission revenue	$11,664	$7,544	$31,537	$32,710
Renewal commission revenue	25,629	27,617	86,535	87,356
Consulting revenue (2)	4,094	2,349	11,791	7,494
Total revenue	41,387	37,510	129,863	127,560
Commissions and fees	11,169	9,643	36,089	35,225
General and administrative	20,674	19,811	64,753	62,890
Amortization	3,382	3,398	10,064	10,185
Operating income/(loss)	$6,162	$4,658	$18,957	$19,260

Healthcare Group
First year commission revenue	$1,153	$1,269	$4,536	$4,083
Renewal commission revenue	1,967	2,268	7,224	8,244
Consulting revenue (2)	6,081	5,416	19,066	16,531
Total revenue	9,201	8,953	30,826	28,858
Commissions and fees	1,104	1,163	3,695	3,717
General and administrative	7,446	6,721	22,095	19,844
Amortization	248	313	745	939
Operating income/(loss)	$403	$756	$4,291	$4,358

Pearl Meyer & Partners
Total revenue	$8,918	$9,905	$24,292	$26,434
General and administrative	6,805	7,461	20,214	21,989
Operating income/(loss)	$2,113	$2,444	$4,078	$4,445

Federal Policy Group
Total revenue	$2,745	$3,298	$8,506	$9,130
General and administrative	1,806	2,238	6,404	6,942
Amortization	96	96	287	288
Operating income/(loss)	$843	$964	$1,815	$1,900

Broker Dealer
Total revenue	$963	$705	$2,908	$2,572
General and administrative	739	655	2,270	2,222
Operating income/(loss)	$224	$50	$638	$350

Corporate (3)
Total revenue	$1,253	$535	$3,923	$1,746
Commissions and fees	557	-	1,672	-
General and administrative	5,170	3,789	14,630	11,655
Amortization	73	41	218	123
Operating income/(loss)	$(4,547)	$(3,295)	$(12,597)	$(10,032)

(1) Includes the former Executive Benefits Practice, Banking Practice and Insurance Company Practice
(2) Includes reimbursable expenses
(3) Includes Clark Benson and Medex in 2006. FAS 123R expense is included in Corporate.

CLARK, INC.
RECONCILIATION OF NET INCOME TO CASH EARNINGS
UNAUDITED
($ in thousands except per share amounts)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2006	2005	2006	2005

Net Income	$93	$157	$871	$4,131
Amortization	3,799	3,848	11,314	11,535
Impairment of Intangibles	-	-	-	-
Depreciation	1,125	1,309	3,492	4,094
FAS 123R equity-based compensation expense	439	-	959	-
Cash Earnings	5,456	5,314	16,636	19,760

Net Income per diluted share	$0.01	$0.01	$0.05	$0.22
Amortization per diluted share	0.21	0.21	0.63	0.63
Impairment of Intangibles per diluted share	-	-	-	-
Depreciation per diluted share	0.06	0.07	0.20	0.22
FAS 123R equity-based compensation expense per diluted share	0.02	-	0.05	-
Cash Earnings per Diluted Share	$0.30	$0.29	$0.93	$1.07

Individual per-share figures may not add to total because of rounding